UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2011

DISH NETWORK CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	0-26176 (Commission File Number)	88-0336997 (IRS Employer Identification No.)

9601 S. MERIDIAN BLVD. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)

(303) 723-1000
(Registrant’s telephone number, including area code)

DISH DBS CORPORATION

(Exact name of registrant as specified in its charter)

COLORADO (State or other jurisdiction of incorporation)	333-31929 (Commission File Number)	84-1328967 (IRS Employer Identification No.)

9601 S. MERIDIAN BLVD. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)

(303) 723-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On February 1, 2011, we entered into a commitment to provide a debtor-in-possession credit facility (the “Credit Facility”) to DBSD North America, Inc. (“DBSD North America”) and certain of its affiliates in connection with filings by DBSD North America and such affiliates for protection under Chapter 11 of the U.S. Bankruptcy Code.  The Credit Facility, which remains subject to approval by the Bankruptcy Court, will consist of a non-revolving, multiple draw term loan in the aggregate principal amount of $87.5 million, with drawings subject to the terms and conditions set forth in the Credit Facility.

On February 1, 2011, we also entered into an investment agreement pursuant to which we have committed to acquire 100% of the equity of reorganized DBSD North America for approximately $1 billion subject to certain adjustments, including interest accruing on DBSD North America’s existing debt.  This transaction is to be completed upon satisfaction of certain conditions, including approval by the Federal Communications Commission and DBSD North America’s emergence from bankruptcy.  Under the investment agreement, which remains subject to approval by the Bankruptcy Court, we have also committed to support DBSD North America’s plan of reorganization under which: (i) all claims under their 7.5% Convertible Senior Secured Notes due 2009, issued under that certain indenture dated August 15, 2005, as supplemented and amended, among DBSD North America, the guarantors named therein, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee, will be paid in full; (ii) all of DBSD North America’s obligations under the Credit Facility will be paid in full; (iii) the holders of general unsecured claims of DBSD North America shall receive partial payment; and (iv) certain additional claims in bankruptcy will also be paid in full.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: February 1, 2011
DISH NETWORK CORPORATION
DISH DBS CORPORATION

	By:	/s/ R. Stanton Dodge
Name: R. Stanton Dodge
Title: Executive Vice President, General Counsel and Secretary